Exhibit 10.1

AMENDING AGREEMENT

THIS AMENDING AGREEMENT (this “Amendment”) is made as of June 23, 2022,

AMONG:

URANIUM ENERGY CORP., a company incorporated under the laws of the State of Nevada, U.S.A., and having an address for notice and delivery located at Suite 1830, 1030 West Georgia Street, Vancouver, British Columbia, Canada, V6E 2Y3

(“Parent”);

AND:

UEC 2022 ACQUISITION CORP., a company incorporated under the federal laws of Canada, and having an address for notice and delivery located at Suite 1830, 1030 West Georgia Street, Vancouver, British Columbia, Canada, V6E 2Y3

(“Purchaser”);

AND:

UEX CORPORATION, a company incorporated under the federal laws of Canada, and having an address for notice and delivery located at 2465 Berton Place, North Vancouver, British Columbia, Canada, V7H 2W9

(“Target”);

(and Parent, Purchaser and Target being hereinafter singularly also referred to as a “Party” and collectively referred to as the “Parties” as the context so requires).

WHEREAS:

(A)                     The Parent, the Purchaser and the Target have entered into an Arrangement Agreement dated June 13, 2022 (the “Arrangement Agreement”), to which the Plan of Arrangement is appended as Schedule 1; and

(B)                      The Parties wish to amend the Arrangement Agreement in accordance with Section 8.1 of the Arrangement Agreement and the Plan of Arrangement attached thereto in accordance with Article 7 of the Plan of Arrangement to account for: (i) Target Shares held by Parent or Purchaser; and (ii) the requirement for a corporation to not be insolvent to proceed by way of arrangement pursuant to Section 192(3) of the CBCA.

NOW THEREFORE THIS AGREEMENT WITNESSES THAT in consideration of the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1
AMENDMENT

1.1	Plan of Arrangement

The Plan of Arrangement, which is appended as Schedule 1 to the Arrangement Agreement, be deleted and replaced in its entirety with the Plan of Arrangement attached as Schedule 1 to this Amendment.

1.2	No Other Amendments

All of the terms and conditions of the Arrangement Agreement, as amended by this Amendment, remain unchanged and will remain in full force and effect.

ARTICLE 2
GENERAL

2.1	Capitalized Terms

Unless the context otherwise requires, all defined terms used in this Amendment will have the same meaning as in the Arrangement Agreement.

2.2	Modification; Full Force and Effect

Except as expressly modified and superseded by this Amendment, the terms, representations, warranties, covenants and other provisions of the Arrangement Agreement are and shall continue to be in full force and effect in accordance with their respective terms.

2.3	Entire Agreement

The Arrangement Agreement and this Amendment constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the Parties, or any of them, with respect to the subject matter hereof and thereof.

2.4	References to Arrangement Agreement

After the date hereof, all references to the Arrangement Agreement and the Plan of Arrangement will refer to the Arrangement Agreement and the Plan of Arrangement as amended by this Amendment.

2.5	Inconsistencies

In the event of any inconsistency between the terms of this Amendment and the terms of the Arrangement Agreement and the Plan of Arrangement, the provisions of this Amendment shall prevail.

2.6	Further Acts

Each of the Parties will perform and cause to be performed any further and other acts and things and execute and deliver or cause to be executed and delivered any further and other documents necessary or desirable to give effect to the amendments to the Arrangement Agreement and the Plan of Arrangement contained in this Amendment.

2.7	Governing Law

This Amendment shall be governed by, and be construed in accordance with, the laws of the Province of British Columbia and the laws of Canada applicable therein.

2.8	Execution in Counterparts

This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. The Parties shall be entitled to rely upon delivery of an executed electronic copy of this Amendment (including, without limitation, PDF), and such executed electronic copy shall be legally effective to create a valid and binding agreement between the Parties.

[Remainder of the page intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF the Parties hereto have executed this Amendment as of the date first above written.

UEX CORPORATION

Per:	/s/ Roger Lemaitre
Name: Roger Lemaitre
Title: President and Chief Executive Officer

URANIUM ENERGY CORP.

Per:	/s/ Amir Adnani
Name: Amir Adnani
Title: President and Chief Executive Officer

UEC 2022 ACQUISITION CORP.

Per:	/s/ Amir Adnani
Name: Amir Adnani
Title: President

__________

Schedule 1

PLAN OF ARRANGEMENT

IN THE MATTER OF AN ARRANGEMENT among UEX Corporation (“Target”) and the holders from time to time of the issued and outstanding common shares without par value in the capital of Target, pursuant to 192 of the Canada Business Corporations Act, as amended.

Article 1
INTERPRETATION

1.1        In this Plan of Arrangement, any capitalized term used herein and not defined in this Section 1.1 will have the meaning ascribed thereto in the Arrangement Agreement. Unless the context otherwise requires, the following words and phrases used in this Plan of Arrangement will have the meanings hereinafter set out:

“Amalco” means the continuing corporation resulting from the amalgamation of the Target and the Purchaser pursuant to Section 3.1 hereof;

“Arrangement” means the arrangement under Section 192 of the CBCA as described herein, subject to any amendments or variations thereto made in accordance with Section 8.1 of the Arrangement Agreement or the provisions hereof or made at the direction of the Court in the Final Order with the consent of the Purchaser and the Target, each acting reasonably;

“Arrangement Agreement” means the agreement made as of June 13, 2022 among Parent, Purchaser and Target, including all schedules annexed hereto, together with the Target Disclosure Letter, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof;

“Arrangement Resolution” means the special resolution of the Target Shareholders and of the Target Securityholders (voting together as a single class) approving the Plan of Arrangement which is to be considered at the Target Meeting and will be substantially in the form of Schedule 5 to the Arrangement Agreement;

“Articles of Arrangement” means the articles of arrangement of Target in respect of the Arrangement required by the CBCA to be sent to the Director after the Final Order has been granted, giving effect to the Arrangement, which shall include this Plan of Arrangement and otherwise be in a form and content satisfactory to the Parties, each acting reasonably;

“Business Day” means any day, other than a Saturday, a Sunday or a statutory or civic holiday in Vancouver, British Columbia;

“CBCA” means the Canada Business Corporations Act, as now in effect and as amended from time to time;

“Certificate of Arrangement” means the certificate of arrangement giving effect to the Arrangement, issued by the Director pursuant to subsection 192(7) of the CBCA after the Articles of Arrangement have been filed;

“Court” means the Supreme Court of British Columbia;

“Director” shall have the meaning ascribed to such term in the CBCA;

“Dissent Rights” means the rights of dissent exercisable by the Target Shareholders in respect of the Arrangement described in Article 5 hereto;

“Dissenting Target Shareholder” means a registered holder of Target Shares who has duly and validly exercised the Dissent Rights in respect of the Arrangement Resolutions in strict compliance with the dissent procedures set out in section 190 of the CBCA, as modified by Article 5 of the Plan of Arrangement, the Interim Order and the Final Order and has not withdrawn or been deemed to have withdrawn such exercise of Dissent Rights;

“Dissenting Shares” means the Target Shares held by Dissenting Target Shareholders in respect of which such Dissenting Target Shareholders have given notice of dissent in accordance with section 190 of the CBCA, as modified by Article 5 of the Plan of Arrangement and the Interim Order and who, as of the Effective Time, has not withdrawn or lost such Dissent Rights;

“Effective Date” means the date shown on the Certificate of Arrangement to be issued by the Director pursuant to subsection 192(7) of the CBCA in respect of the Articles of Arrangement giving effect to the Arrangement;

“Effective Time” means 12:01 a.m. (Vancouver time) on the Effective Date, or such other time as may be agreed between Purchaser and Target;

“Exchange Ratio” means 0.0831 of a Parent Share in exchange for each Target Share;

“Final Order” means the final order of the Court approving the Arrangement (including all amendments thereto made prior to the Effective Time), in a form acceptable to both the Purchaser and the Target, each acting reasonably, granted pursuant to Section 192(4) of the CBCA, after a hearing upon the procedural and substantive fairness of the terms and conditions of the Arrangement, as such order may be affirmed, amended, modified, supplemented or varied by the Court (with the consent of both the Purchaser and the Target, each acting reasonably) at any time prior to the Effective Date or, if appealed, as affirmed or amended (provided that any such amendment is acceptable to both the Purchaser and the Target, each acting reasonably) on appeal unless such appeal is withdrawn, abandoned or denied;

“Interim Order” means the interim order of the Court, after being informed of the intention to rely upon the exemption from the registration requirements provided by Section 3(a)(10) of the U.S. Securities Act with respect to the Parent Shares and Parent Options issued pursuant to the Arrangement, to be issued following the application therefor submitted to the Court as contemplated by Section 2.2 of the Arrangement Agreement, and made pursuant to Section 192(4) of the CBCA, in a form and substance acceptable to the Purchaser and the Target, each acting reasonably, providing for, among other things, the calling and holding of the Target Meeting, as the same may be amended, affirmed, modified, supplemented or varied by the Court with the consent of both the Purchaser and the Target, each acting reasonably, in connection with the Arrangement, including any amendment thereto;

“Parent” means Uranium Energy Corp., a company incorporated under the laws of the State of Nevada, U.S.A.;

“Parent Shares” means the common shares with a par value of USD $0.001 per share in the capital of Parent;

“Parent Stock Option Plan” means the 2021 Stock Incentive Plan of Parent dated June 3, 2021, including any stock incentive plan which replaces or supersedes such plan;

“Plan of Arrangement” means this Plan of Arrangement proposed under Section 192 of the CBCA and any amendments or variations thereto made in accordance with this Plan of Arrangement or upon the direction of the Court in the Final Order with the consent of Target and Purchaser, each acting reasonably;

“Purchaser” means UEC 2022 Acquisition Corp., a company incorporated under the federal laws of Canada;

“Subsidiary” has the meaning ascribed thereto in the National Instrument 45-106 – Prospectus and Registration Exemptions;

“Target” means UEX Corporation, a corporation incorporated under the CBCA;

“Target Meeting” means the special meeting of Target Securityholders, including any adjournment or postponement thereof, to be called and held in accordance with the Interim Order to consider the Arrangement Resolution;

“Target Optionholder” means a holder of one or more Target Options;

“Target RSU Holder” means a holder of one or more Target RSUs;

“Target Securityholders” means Target Shareholders, Target Optionholders and Target RSU Holders;

“Target Shareholders” means the holders from time to time of Target Shares and Target Shareholder means any one of them;

“Target Shares” means the common shares in the authorized share capital of Target;

“Target Warrantholder” means a holder of one or more Target Warrants;

“Tax Act” means the Income Tax Act (Canada) and the regulations made thereunder, as now in effect and as they may be promulgated or amended from time to time; and

“Transmittal Letter” means the letter of transmittal to be sent by Target to Target Shareholders for use in connection with the Arrangement.

1.2          In this Plan of Arrangement, unless otherwise expressly stated or the context otherwise requires:

(a)

the division of this Plan of Arrangement into Articles and Sections and the further division thereof into subsections and the insertion of headings are for convenience of reference only and will not affect the construction or interpretation of this Plan of Arrangement. Unless otherwise indicated, any reference in this Plan of Arrangement to an Article, Section or subsection refers to the specified Article, Section or subsection to this Plan of Arrangement;

(b)

the terms “hereof”, “herein”, “hereunder” and similar expressions refer to this Plan of Arrangement and not to any particular section or other portion hereof and include any agreement or instrument supplementary or ancillary hereto and, unless otherwise indicated, a reference herein to a Section is to the appropriate Section of this Plan of Arrangement;

(c)

words importing the singular number only will include the plural and vice versa, words importing the use of any gender will include all genders and words importing persons will include firms and corporations and vice versa;

(d)

if any date on which any action is required to be taken hereunder by any of the parties is not a Business Day, such action will be required to be taken on the next succeeding day which is a Business Day;

(e)	the word “including” means “including, without limiting the generality of the foregoing”;

(f)	a reference to a statute is to that statute as now enacted or as the statute may from time to time be amended, re-enacted or replaced and includes any regulation, rule or policy made thereunder; and

(g)	all references to cash or currency in this Plan of Arrangement are to Canadian dollars unless otherwise indicated.

Article 2
ARRANGEMENT AGREEMENT

2.1          This Plan of Arrangement is made pursuant to and subject to the provisions of the Arrangement Agreement.

2.2        This Plan of Arrangement and the Arrangement, upon the filing of the Articles of Arrangement and the issuance of the Certificate of Arrangement, will become effective, and be binding upon the Parent, the Purchaser, the Target, the Target Shareholders (including Dissenting Target Shareholders), the Target Optionholders, the Target RSU Holders, the Target Warrantholders, the registrar and transfer agent of Target, the Depositary and all other persons, at and after, the Effective Time without any further act or formality required on the part of any person.

Article 3
ARRANGEMENT

3.1          On the Effective Date, subject to the provisions of Article 5 hereof, the following will occur and will be deemed to occur in the order and at the times set out below without any further authorization, act or formality:

(a)	the stated capital of the Target Shares shall be reduced to $1.00 without any repayment of capital in respect thereof;

(b)

each Target RSU outstanding immediately prior to the Effective Time shall immediately and unconditionally vest, notwithstanding the terms of the Target RSU Plan and shall, without any further action by or on behalf of the Target RSU Holder thereof, be deemed to have been settled and fully extinguished by the Target issuing to such Target RSU Holder the number of Target Shares the Target RSU Holder is entitled to under each Target RSU. The Target Shares will be issued to such Target RSU Holder as fully paid and non-assessable shares in the capital of Target; provided that no share certificates shall be issued with respect to such shares;

(c)

 (i) each Target RSU Holder shall cease to be a holder of such Target RSUs, (ii) each such holder’s name shall be removed from each applicable register maintained by Target, (iii) the Target RSU Plan and all agreements relating to the Target RSUs shall be terminated and shall be of no further force and effect, and (iv) each Target RSU Holder will thereafter have only the right to receive the consideration to which they are entitled pursuant to Section 3.1(b) at the time and in the manner specified in Section 3.1(b);

(d)

immediately thereafter, each issued Target Share outstanding immediately prior to the Effective Time and held by a Target Shareholder in respect of which Dissent Rights have been validly exercised will be deemed to have been transferred without any further act or formality to Purchaser, free and clear of any liens, claims and encumbrances, and:

(i)

such Target Shareholder will cease to be the registered holder of such Dissenting Shares and will cease to have any rights as registered holders of such Target Shares other than the right to be paid fair value for such Dissenting Shares as set out in Article 5;

(ii)	such Target Shareholder’s name will be removed as the registered holder of such Dissenting Shares from the registers of Target Shares maintained by or on behalf of Target; and

(iii)

Purchaser will be deemed to be the transferee of such Dissenting Shares, free and clear of any liens, claims and encumbrances, and will be entered in the registers of Target Shares maintained by or on behalf of Target; and

(e)

immediately thereafter, each issued and outstanding Target Share (other than (i) any Target Share in respect of which the Target Shareholder has validly exercised Dissent Rights and (ii) held by Purchaser or Parent) will be transferred to, and acquired by Purchaser, without any act or formality on the part of the holder of such Target Share or Purchaser, free and clear of all liens, claims and encumbrances, in exchange for 0.0831 of a Parent Share, provided that the aggregate number of Parent Shares payable to any Target Shareholder, if calculated to include a fraction of a Parent Share, will be rounded down to the nearest whole Parent Share, with no consideration being paid for the fractional share, and:

(i)    the registered holders of such Target Shares shall cease to be the registered holders thereof and to have any rights as holders of such Target Shares other than the right to receive the Consideration from the Purchaser in accordance with this Plan of Arrangement;

(ii)    such holders’ names shall be removed from the register of the Target Shares maintained by or on behalf of the Target;

(iii)    the Purchaser shall be deemed to be the transferee and the legal and beneficial holder of such Target Shares (free and clear of all Liens) and shall be entered as the registered holder of such Target Shares in the register of the Target Shares maintained by or on behalf of the Target; and

(iv)    the Purchaser shall cause to be issued and delivered the Consideration issuable and deliverable to such Target Shareholder (other than (i) Dissenting Target Shareholders and (ii) in respect of Target Shares held by Parent or Purchaser) and such Target Shareholder’s name shall be added to the applicable register of holders of Parent Shares maintained by or on behalf of the Parent in respect of such Parent Shares;

(f)

immediately thereafter (the “Option Exchange Time”), each Target Option that is outstanding immediately prior to the Effective Time (whether vested or unvested) will be exchanged for an option (a “Replacement Option”) to purchase from Parent such number of Parent Shares, in each case equal to (A) that number of Target Shares that were issuable upon exercise of such Target Option immediately prior to the Effective Time, multiplied by (B) the Exchange Ratio, rounded down to the nearest whole number of Parent Shares at an exercise price per Parent Share equal to the quotient determined by dividing: (X) the exercise price per Target Share at which such Target Option was exercisable immediately prior to the Effective Time, by (Y) the Exchange Ratio, rounded up to the nearest whole cent. All other terms and conditions of such Replacement Option, including the term to expiry, vesting, conditions to and manner of exercising, will be the same as the Target Option for which it was exchanged except that, notwithstanding the foregoing, (i) if a Replacement Option holder (other than Roger Lematire, Evelyn Abbott or Chris Hamel) ceases to be an “Eligible Participant” (as defined in the Parent Stock Option Plan) for any reason other than Disability (as defined in the Parent Stock Option Plan) or death, the vested Replacement Options held by such holder at the date of such cessation may be exercised, in whole or in part, by such holder up to the earlier of (A) three months after the cessation date and (B) the expiry date specified in the stock option certificate in respect of the Target Option for which such holder’s Replacement Option was exchanged, and (ii) if any of Roger Lematire, Evelyn Abbott or Chris Hamel ceases to be an “Eligible Participant” (as defined in the Parent Stock Option Plan) for any reason other than Disability (as defined in the Parent Stock Option Plan) or death, the vested Replacement Options held by such holder at the date of such cessation may be exercised, in whole or in part, by such holder up to the earlier of (i) one year after the cessation date and (ii) the expiry date specified in the stock option certificate in respect of the Target Option for which such holder’s Replacement Option was exchanged, and the Replacement Options shall otherwise be subject to the terms and conditions of the Parent Stock Option Plan in effect at the applicable time but only to the extent that such terms and conditions of the Parent Stock Option Plan would not (i) prevent any Parent Share sold or issued under a Replacement Option from being a “prescribed share” at the time of its sale or issue within the meaning of section 6204 of the regulations to the Tax Act or (ii) prevent the Parent Stock Option Plan from being an agreement to sell or issue securities within the meaning of section 7 of the Tax Act in respect of a Replacement Option; and further, notwithstanding the foregoing, in the case of Target Optionholders who are United States persons under Section 7701(a)(30) of the Code, such Replacement Options must comply with the requirements for substitution under section 409A of the Code and Treasury Regulations at 1.409A-1(b)(5)(v)(D). It is intended that subsection 7(1.4) of the Tax Act apply to the exchange of each Target Option for a Replacement option under this Section 3.1(f), therefore, notwithstanding the foregoing, in the event that: (I) the excess of the aggregate fair market value of the Parent Shares subject to a Replacement Option, determined immediately after the Option Exchange Time, over the aggregate option exercise price for such Parent Shares pursuant to such Replacement Option (such excess referred to as the “Replacement Option In the Money Amount”) would otherwise exceed (II) the excess of the aggregate fair market value of the Target Shares subject to the Target Option in exchange for which the Replacement Option was granted, determined immediately prior to the Option Exchange Time, over the aggregate option exercise price for the Target Shares pursuant to such Target Option (such excess referred to as the “Target Option In the Money Amount”), the option exercise price for Parent Shares subject to the Replacement Option shall be adjusted with effect at and from the Option Exchange Time so that the Replacement Option In the Money Amount of the Replacement Option does not exceed the Target Option In the Money Amount of the Target Option in accordance with subsection 7(1.4) of the Tax Act and to the extent applicable, Section 409A of the Code, but only to the extent necessary and in a manner that does not otherwise (except to the extent necessary to comply with subsection 7(1.4) of the Tax Act and Section 409A of the Code) adversely affect the holder of the Replacement Option;

(g)

In consideration for the issuance of Parent Shares by Parent to Target Shareholders pursuant to Section 3.1(e), Purchaser shall issue to Parent such number of Purchaser Shares equal to the number of Target Shares outstanding immediately prior to the Effective Time less the number of (i) Dissenting Shares, if any, and (ii) Target Shares held by Purchaser or Parent, and upon the issuance of such Purchaser Shares in accordance with this Section 3.1(g), Purchaser shall be deemed to have issued such fully paid and non-assessable Purchaser Shares to Parent, and the stated capital account maintained by Purchaser in respect of such Purchaser Shares shall be increased by an amount equal to the Canadian dollar equivalent of the fair market value of the Parent Shares issued by Parent to Target Shareholders pursuant to Section 3.1(e);

(h)	the Target and the Purchaser shall amalgamate pursuant to section 182 of the CBCA and continued as one corporation to form Amalco in accordance with the following:

(i)    Name. The name of Amalco shall be “UEX Corporation”;

(ii)    Registered Office. The registered office of Amalco shall be located at 1500-1055 West Georgia Street, Vancouver, British Columbia, V6E 4N7;

(iii)    Share Provisions. Amalco shall be authorized to issue an unlimited number of common shares without nominal or par value to which shares shall be attached the following rights (i) to vote at any meeting of shareholders of Amalco; (ii) to receive any dividend declared by Amalco; and (iii) to receive the remaining property of Amalco upon dissolution;

(iv)    Restrictions on Share Transfers. None;

(v)    Other Provisions. The other provisions forming part of the Articles of Amalco shall be those of the Purchaser, mutatis mutandis;

(vi)    Directors. (A) directors of Amalco shall, until otherwise changed in accordance with the CBCA, consist of a minimum number of one director and a maximum number of 11 directors; (B) the number of directors on the board of directors of Amalco shall initially be set at three; and (C) the initial directors of Amalco immediately following the amalgamation shall be the directors of the Purchaser at the Effective Time;

(vii)    Business and Powers. There shall be no restrictions on the business Amalco may carry on or on the powers it may exercise;

(viii)    Stated Capital. The aggregate stated capital of the common shares of Amalco will be an amount equal to the paid up capital for the purposes of the Tax Act of the common shares in the capital of the Purchaser immediately before the amalgamation;

(ix)    By-laws. The by-laws of Amalco shall be the by-laws of the Purchaser, mutatis mutandis;

(x)    Effect of Amalgamation. The provisions of subsections 186(b), (c), (d), (e) and (f) of the CBCA shall apply to the amalgamation with the result that:

(A)    all of the property of each of the Target and the Purchaser shall continue to be the property of Amalco;

(B)    Amalco shall continue to be liable for all of the obligations of each of the Target and the Purchaser;

(C)    any existing cause of action, claim or liability to prosecution of the Target or the Purchaser shall be unaffected;

(D)    any civil, criminal or administrative action or proceeding pending by or against the Target or the Purchaser may be continued to be prosecuted by or against Amalco; and

(E)    a conviction against, or ruling, order or judgment in favour of or against, the Target or the Purchaser may be enforced by or against Amalco;

(xi)    Articles. The Articles of Arrangement filed to give effect to the Arrangement shall be deemed to be the articles of amalgamation of Amalco and the Certificate of Arrangement issued in respect of such Articles of Arrangement by the Director under the CBCA shall be deemed to be the certificate of amalgamation of Amalco; and

(xii)    Effect of Amalgamation on Securities. On the amalgamation:

(A)    each issued and outstanding Target Share shall be cancelled without any repayment of capital; and

(B)    each issued and outstanding common share in the capital of the Purchaser shall survive and continue as one (1) common share in the capital of Amalco.

The transactions provided for in this Section 3.1 will be deemed to occur on the Effective Date and at the time specified notwithstanding that certain of the procedures related hereto are not completed until after the Effective Date.

3.2          Notwithstanding that the transactions or events set out in Section 3.1 may occur or be deemed to occur in the order therein set out without any further act or formality, each of the Parties agree to make, do and execute or cause and procure to be made, done and executed all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may be required by it in order to further document or evidence any of the transactions or events set out in Section 3.1 including, without limitation, any resolution of directors authorizing the issue, transfer or purchase for cancellation of shares, any share transfer powers evidencing the transfer of shares, any receipt therefor and any necessary additions to or deletions from share registers.

3.3          In no event shall any holder of Target Shares be entitled to a fractional Parent Share. Where the aggregate number of Parent Shares to be issued to a Target Shareholder as consideration under or as a result of this Arrangement would result in a fraction of a Parent Share being issuable, the number of Parent Shares to be received by such Target Shareholder shall be rounded down to the nearest whole Parent Share and no former Target Shareholder will be entitled to any compensation in respect of a fractional Parent Share.

3.4          The Arrangement shall be carried out such that the issuance of the Parent Shares to Target Shareholders in exchange for Target Shares qualifies in the United States for the exemption from the registration requirements of the U.S. Securities Act provided by Section 3(a)(10) of the U.S. Securities Act and applicable U.S. state securities Laws in reliance upon similar exemptions under applicable U.S. state securities Laws, and shall be without trading restrictions under the U.S. Securities Act (other than those that would apply under the U.S. Securities Act to persons who are, have been within 90 days of the Effective Time, or, at the Effective Time, become affiliates (as defined in Rule 144 of the U.S. Securities Act) of Parent).

3.5          The Parties hereto acknowledge and agree that immediately following the Effective Time, the Target Warrants will be adjusted in accordance with their respective contractual terms to account for the Arrangement.

Article 4
CERTIFICATES AND PAYMENTS

4.1        Parent will, following receipt by Target of the Final Order and prior to the Effective Time, deposit in escrow with the Depositary the Parent Shares to satisfy the consideration issuable and/or payable to the Target Shareholders pursuant to this Plan of Arrangement (other than (i) Target Shareholders exercising Dissent Rights and who have not withdrawn their notice of objection and (ii) in respect of Target Shares held by Parent or Purchaser).

4.2         After the Effective Date, certificates formerly representing Target Shares which are held by a Target Shareholder will, except for Target Shares held by (i) Dissenting Target Shareholders and (ii) Purchaser or Parent, represent only the right to receive the consideration issuable and/or payable therefor pursuant to Section 3.1 in accordance with the terms of this Plan of Arrangement.

4.3          No dividends or other distributions declared or made after the Effective Date with respect to the Parent Shares with a record date after the Effective Date will be payable or paid to the holder of any unsurrendered certificate or certificates for Target Shares which, immediately prior to the Effective Date, represented outstanding Target Shares and will not be payable or paid until the surrender of certificates for Target Shares for exchange for the consideration issuable and/or payable therefor pursuant to Section 3.1 in accordance with the terms of this Plan of Arrangement.

4.4          As soon as reasonably practicable after the Effective Date (subject to Section 6.2), the Depositary will forward to each Target Shareholder that submitted a duly completed Transmittal Letter to the Depositary, together with the certificate (if any) representing the Target Shares held by such Target Shareholder, the certificates representing the Parent Shares issued to such Target Shareholder pursuant to Section 3.1(e), which shares will be registered in such name or names and either (i) delivered to the address or addresses as such Target Shareholder directed in their Transmittal Letter or (ii) made available for pick up at the offices of the Depositary in accordance with the instructions of the Target Shareholder in the Transmittal Letter.

4.5         Target Shareholders that did not submit an effective Transmittal Letter prior to the Effective Date may take delivery of the consideration issuable or payable to them by delivering the certificates representing Target Shares or Target Shares formerly held by them to the Depositary at the offices indicated in the Transmittal Letter. Such certificates must be accompanied by a duly completed Transmittal Letter, together with such other documents as the Depositary may require. Certificates representing the Parent Shares issued to such Target Shareholder pursuant to Section 3.1 will be registered in such name or names and delivered to the address or addresses as such Target Shareholder directed in their Transmittal Letter or (ii) made available for pick up at the offices of the Depositary in accordance with the instructions of the Target Shareholder in the Transmittal Letter, as soon as reasonably practicable after receipt by the Depositary of the required certificates and documents.

4.6          Any certificate which immediately prior to the Effective Date represented outstanding Target Shares and which has not been surrendered, with all other instruments required by this Article 4, on or prior to the sixth anniversary of the Effective Date, will cease to represent any claim against or interest of any kind or nature in Target, Purchaser or the Depositary.

4.7          In the event any certificate, which immediately before the Effective Time represented outstanding Target Shares that were exchanged pursuant to Section 3.1, is lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed, the Depositary will issue in exchange for such lost, stolen or destroyed certificate, the consideration to which such Person is entitled in respect of the Target Shares represented by such lost, stolen, or destroyed certificate pursuant to Section 3.1 deliverable in accordance with such Person’s Transmittal Letter. When authorizing such issuances or payment in exchange for any lost, stolen or destroyed certificate, the Person to whom consideration is to be issued and/or paid will, as a condition precedent to the issuance and/or payment thereof, give a bond satisfactory to Purchaser and its transfer agent in such sum as Purchaser may direct or otherwise indemnify Purchaser in a manner satisfactory to it, against any Claim that may be made against one or both of them with respect to the certificate alleged to have been lost, stolen or destroyed.

Article 5
RIGHTS OF DISSENT

5.1          Pursuant to the Interim Order, each registered Target Shareholder may exercise rights of dissent (“Dissent Rights”) under Section 190 of the CBCA as modified by this Article 5, the Interim Order and the Final Order in respect of the Arrangement, provided that the written objection to the Arrangement Resolution contemplated by Section 190 of the CBCA must be sent to and received by the Target not later than 5:00 p.m. on the Business Day that is two (2) Business Days before the Target Meeting or any date to which the Target Meeting may be postponed or adjourned from time to time. Target Shareholders who duly exercise such Dissent Rights shall be deemed to have transferred their Target Shares to the Purchaser as of the Effective Time further to Section 3.1(d) hereof, without any further act or formality and free and clear of any Encumbrances (other than the right to be paid fair value as set out in this Section 5.1), and if they:

(a)    are ultimately determined to be entitled to be paid fair value for their Dissenting Shares, which fair value, notwithstanding anything to the contrary contained in Part XV of the CBCA, shall be determined as of the close of business on the day before the Target Shareholder Approval is obtained, will be entitled to be paid such fair value by the Target and will not be entitled to any other payment or consideration including any payment that would be payable under this Plan of Arrangement had such holders not exercised their Dissent Rights in respect of their Target Shares; or

(b)    are ultimately determined to be not entitled, for any reason, to be paid fair value for their Dissenting Shares, will be deemed to have participated in the Arrangement, as of the Effective Time, on the same basis as a Target Shareholder who has not exercised Dissent Rights and be entitled to receive only the consideration set forth in Section 3.1(e) hereof that such holder would have received if such holder had not exercised Dissent Rights.

5.2          In no circumstances will the Target, the Purchaser or any other person be required to recognize a holder exercising Dissent Rights as a holder of Target Shares unless such person is the registered holder of such Target Shares in respect of which such rights are sought to be exercised.

5.3        In no circumstances will the Target, the Purchaser or any other person be required to recognize a holder exercising Dissent Rights as a holder of Target Shares after the completion of the steps set forth in Section 3.1(d), and each Dissenting Target Shareholder will cease to be entitled to the rights of a Target Shareholder in respect of the Target Shares in relation to which such Dissenting Target Shareholder has exercised Dissent Rights and the central securities register of the Target will be amended to reflect that such former holder is no longer the holder of such Target Shares as and from the completion of the steps in Section 3.1(d).

5.4          In addition to any other restrictions set forth in the CBCA, none of the following shall be entitled to exercise Dissent Rights: holders of Target Options, holders of Target RSUs, holders of Target Warrants and Target Shareholders who vote, or instruct a proxyholder to vote, in favour of the Arrangement Resolution and shall be deemed to have not exercised Dissent Rights in respect of such Target Shares.

Article 6
EFFECT OF THE ARRANGEMENT

6.1          As at and from the Effective Time:

(a)	Amalco will be a wholly-owned Subsidiary of Parent:

(b)	the rights of creditors against the property and interests of Target will be unimpaired by the Arrangement; and

(c)	Target Shareholders, other than Dissenting Target Shareholders, will hold Parent Shares in replacement for their Target Shares, as provided by the Plan of Arrangement.

6.2          Notwithstanding any provision of this Plan of Arrangement to the foregoing, Purchaser, Target and the Depositary will be entitled to deduct and withhold from any consideration payable to any holder of Target Shares, Target RSUs or Target Options or to any Dissenting Target Shareholder (as applicable), such amounts as Purchaser, Target or the Depositary (as the case may be) is required or permitted to deduct and withhold with respect to such payment under the Tax Act, the United States Internal Revenue Code of 1986 or any provision of provincial, state, local or foreign tax laws, in each case, as amended. To the extent that amounts are so deducted or withheld, such deducted or withheld amounts will be treated for all purposes hereof as having been paid to the holder of the Target Shares, Target RSUs or Target Options (as the case may be) in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing authority. To the extent that the amount so required to be deducted or withheld from any payment to such holder exceeds the cash component, if any, of the consideration otherwise payable to such holder, each of Target, Purchaser and the Depositary is hereby authorized to deliver to a licensed securities broker (“Broker”) for sale in the name of the holder such portion of the Parent Shares paid as consideration to the holder under this Plan of Arrangement as is reasonably necessary to provide sufficient funds (after the deduction of all fees, commissions or costs in respect of the sale) to Purchaser, Target or the Depositary, as the case may be, to enable it to implement such deduction or withholding, with instruction to the Broker sell, on the holder’s behalf, such Parent Shares at prevailing market prices and to deliver the proceeds to Purchaser, Target or the Depositary (as the case may be). Parent Shares so delivered to a Broker in the name of a holder, will be treated for all purposes hereof as having been paid to and received by the holder. Purchaser, Target or the Depositary (as the case may be) will notify the holder thereof, remit the applicable portion of the net proceeds of such sale (after deduction of all fees, commissions or costs in respect of such sale) to the appropriate taxing authority and remit to the holder any unapplied balance of the net proceeds of such sale. None of Target, Purchaser or the Depositary shall be under any obligation to obtain or indemnify any such holder in respect of a particular price for the Parent Shares so sold. Notwithstanding the foregoing, in lieu of having all or any part of a holder’s Parent Shares sold under this Section 6.2, (i) the holder may at any time prior to the Effective Date, provide cash to Target, Purchaser or the Depositary to fund any required withholding taxes in respect of their Target Shares, Target RSUs or Target Options (as the case may be), provided the cash delivered is sufficient to satisfy any remittance in full or (ii) the holder may direct the Target, Purchaser or the Depositary to deduct any required withholding taxes in respect of their Target Shares, Target RSUs or Target Options (as the case may be) from any amount owing at the Effective Date by Target, Purchaser or the Depositary (as the case may be) to the holder (pursuant to the Plan of Arrangement or otherwise) to fund all or any portion of such required withholding taxes.

Article 7
AMENDMENTS

7.1          Purchaser and Target reserve the right to amend, modify and/or supplement this Plan of Arrangement from time to time at any time prior to the Effective Date, provided that any such amendment, modification or supplement must be contained in a written document that is approved by each of Purchaser and Target and is filed with the Court. Subject to Section 7.3, if such amendment, modification or supplement is made following the Target Meeting, it will be approved by the Court and, if required by the Court, communicated to the Target Shareholders, and will become part of the Arrangement upon completion of all the conditions required in the Court approval.

7.2          Save and except as may be otherwise provided in the Interim Order, any amendment, modification or supplement to this Plan of Arrangement may be proposed by Purchaser or Target (provided that the other will have consented thereto) at any time prior to the Target Meeting with or without any other prior notice or communication to Target Shareholders, and, if so proposed and accepted by Target Shareholders voting at the Target Meeting, will become part of this Plan of Arrangement for all purposes.

7.3          Any amendment, modification or supplement to this Plan of Arrangement may be made by Purchaser and Target without approval of the Target Shareholders provided that it concerns a matter which, in the reasonable opinion of Purchaser and Target, is of an administrative or ministerial nature required to better give effect to the implementation of this Plan of Arrangement and is not materially adverse to the financial or economic interests of any of the Target Shareholders.

Article 8
FURTHER ASSURANCES

8.1          Notwithstanding that the transactions and events set out herein will occur and be deemed to occur in the order set out in this Plan of Arrangement without any further act or formality, each of the parties to the Arrangement Agreement will make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them in order further to document or evidence any of the transactions or events set out therein.

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